Consent of Independent Registered Public Accounting Firm

American Safety Insurance Holdings, Ltd.
Hamilton, Bermuda

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2010, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting, and Schedules of American Safety Insurance Holdings, Ltd. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

(Signed manually)
BDO USA, LLP
(formerly known as BDO Seidman, LLP)
Atlanta, Georgia

December 30, 2010